Exhibit (p)(20)

MetLife Investments Department

Code of Ethics

April 30, 2007

Amended January 2, 2018

PREAMBLE TO CODE OF ETHICS

1.)	Statement of General Principles

MetLife’s Investments Department1 (“Investments” or the “Investments Department”) holds its employees to a high standard of integrity and business practice. In serving its clients, the Investments Department strives to avoid conflicts of interest or the appearance of conflicts in connection with the securities transactions of the Investments Department and its employees. Certain MetLife affiliates comprising the Investments Department, such as MetLife Investment Advisors, LLC (“MLIA”) and Logan Circle Partners, L.P. (“LCP”), are registered as investment advisers under the Investment Advisers Act of 1940 (“Advisers Act”). As an investment adviser and fiduciary to their clients, these entities have the responsibility to render professional, continuous, and unbiased investment advice. Fiduciaries owe their clients a duty of honesty, good faith and fair dealing and must act at all times in the client’s best interests and must avoid or disclose conflicts of interests. This Code of Ethics is designed to emphasize and implement these fundamental principles within the Investments Department.

2.)	Applicability and Standards of Conduct

This Code of Ethics applies to all Supervised Persons of the Investments Department, including its employees and officers. Supervised Persons must adhere to the standards of conduct as set forth herein, including provisions requiring their compliance with laws and regulations. Additionally, persons determined to be MetLife Investments Department Access Persons, as defined herein (hereinafter “Access Persons”) will also be subject to the Personal Trading Policies and Procedures under this Code of Ethics (see Section II).

[1]	Includes Logan Circle Partners

Pursuant to the requirements of the Rule 204A-1 under the Advisers Act, the Investments Department has adopted this Code of Ethics, which is based upon the principle that all Supervised Persons owe a fiduciary duty to, among others, the clients of MLIA and LCP to conduct their affairs, including in the case of Access Persons their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with MLIA and/or LCP and their affiliates; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

In addition, each Supervised Person must:

1.	conduct all of his/her business activities in accordance with the requirements of this Code of Ethics and consistent with the Firm’s fiduciary duties to its clients;

2.	comply with all applicable federal securities laws;

3.	promptly report any violations of this Code of Ethics to the Chief Compliance Officer; and acknowledge in writing that he/she has received, read and understands this Code of Ethics and any amendments to this Code of Ethics delivered to him/her and recognizes that he/she is subject to its provisions.

SECTION I

METLIFE INVESTMENTS DEPARTMENT

INSIDER TRADING POLICIES AND PROCEDURES

1.)	Introduction

This Code of Ethics sets forth the policies and procedures of MetLife’s Investments Department (“Investments” or the “Investments Department”) regarding material nonpublic information and applies to transactions in accounts for which the Investments Department has day-to-day investment management responsibility. This Code of Ethics also applies to personal securities transactions of all MetLife Investments Department Access Persons (as defined herein) who have access to material nonpublic information either by virtue of their affiliation with the MetLife Investments Department, including the registered investment adviser subsidiaries, MetLife Investment Advisors, LLC (“MLIA”) and Logan Circle Partners, L.P. (“LCP”), or by other means.

2.)	Standard of Conduct

Capitalized terms used herein, but not defined, take on the meaning set forth in the glossary attached hereto as Appendix A

MetLife seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors and clients is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non- public information by Investments or any Access Person, which gives rise to or appears to give rise to any breach of fiduciary duty owed to any client, which creates any actual or potential conflict of interest between any client and Investments (or any Access Persons) or even the appearance of any conflict, must be avoided and is prohibited.

Court decisions and Securities and Exchange Commission (“SEC”) rulings interpreting the federal securities laws make it unlawful for any person to purchase or sell securities on the basis of material nonpublic information, commonly known as “insider trading” or “insider dealing”. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all investment advisers and broker-dealers to establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent insider trading. ITSFEA also provides additional penalties for individuals who engage in insider trading as well as their employers, if such employers have failed to establish and enforce adequate procedures. In addition, the Investments Department prohibits certain practices even though they may not be unlawful because MetLife considers them to be poor business practices or to reflect adversely on MetLife’s reputation.

The Investments Department policy is:

A.	An Access Person may not trade for his or her own account (a “Personal Account”), directly or indirectly, in Securities on the basis of material information that is acquired in the course of employment or by any other means that has not been made known to the general public for at least forty-eight (48) hours.

B.	An Access Person may not trade in Securities for or on behalf of an account owned, managed or controlled by Investments, (a “Company Account”) on the basis of material information that is acquired in the course of employment or by any other means and that has not been made known to the general public for at least forty-eight (48) hours.

C.	An Access Person may not recommend to any person, either in connection with the Access Person’s employment or otherwise, any transaction in any Security on the basis of material information, whether or not gained in the course of such Access Person’s employment with MetLife that has not been made known to the general public for at least forty-eight (48) hours.

D.	An Access Person may not communicate material nonpublic information to any person except in furtherance of such Access Person’s duties as an Associate of MetLife.

The exact scope of what constitutes “material nonpublic information” is a continuously evolving area of law. For purposes of this Code of Ethics, “material nonpublic information” should be deemed to be any information about an issuer that is nonpublic because it has not been disseminated in a manner that would cause it to be available to investors generally, provided there is a substantial likelihood that the information would affect the market price for the securities or consists of any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities of the issuer.

Material nonpublic information about a company or its securities is likely to originate from someone who is an “insider.” The concept of “insider” is very broad. The term includes certain officers, directors and employees of a company. A person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s outside counsel, outside accountants, consultants, bank lending officers, and the employees of such organizations, as well as, in certain cases, secretaries, administrative or legal assistants, messengers and printers. In addition, the Investments Department itself may become a temporary insider of a company with which it has a business relationship or for which it performs other services. In these situations, the company expects the

Investments Department and its Access Persons to keep nonpublic information confidential. In addition, a person who receives material nonpublic information from an insider, a “tippee”, may assume the status of an insider with respect to the material nonpublic information received if the tippee knows or should know that this information has been provided in violation of the insider’s duty to keep it confidential.

Benefits derived from the misuse of material nonpublic information do not have to be monetary, but can be a reputational or a good will benefit. For example, an insider who provides material nonpublic information to others in order to make it appear that he or she holds an important position may violate the law. In addition, a parent who provides material nonpublic information to a son or daughter who then purchases or sells securities may violate the prohibition on tipping.

In addition to the general prohibitions against purchasing or selling securities while in possession of material nonpublic information, and against disclosing such information to others who purchase or sell securities discussed above, there is a specific SEC rule concerning trading in connection with tender offers. This rule makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired directly or indirectly from the person making or planning to make the tender offer from the target company or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. The term “tender offer” generally refers to the purchase of a significant amount of securities of a company at a price above the prevailing market price.

Information should be presumed to be “material” if it relates to such matters as dividend increases or decreases, earnings and earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders for a company’s products, dispositions of subsidiaries or divisions, merger or acquisition proposals or agreements, changes in debt ratings, significant new products or discoveries, extraordinary borrowing, significant major litigation, liquidity problems, extraordinary management developments, purchases or sales of substantial assets, actions by a company that may have an impact on the company’s financial condition such as significant write-downs of assets, additions to reserves for bad debts or contingent liabilities, recapitalizations, restructurings, spin offs, leveraged buy-outs, contract awards, new products, voluntary calls of debt or preferred stock, public offerings of debt or equity Securities, major price and marketing changes, impending bankruptcy and investigations by government entities. Material information also includes similar major events that would be viewed as having materially altered the total mix of information available regarding a company or the market for its Securities.

As a rule, information that is no longer timely or cannot otherwise be reasonably anticipated to have any immediate market impact will lack “materiality.” Among the factors to be considered in determining whether information is “material” are the degree of its specificity, the extent to which it differs from information previously publicly disseminated, and its reliability in view of its nature and the source and the circumstances under which it was received.

Nonpublic information is information that has not been publicly disclosed. Information received about an issuer under circumstances that indicates that it is not yet in general circulation in the market place may be deemed to be nonpublic information. As a rule, before determining that information is public, one should be able to point to some readily demonstrable fact to show that the information has been disseminated to the public through, for example, Bloomberg, an SEC filing, a press conference or press release, or after delivery of the information to a stock exchange, the Associated Press, The New York Times, The Wall Street Journal or trade publications, including online communications. In certain situations, the insider may be required to know that the information has been publicly disseminated. One must wait for at least forty-eight (48) hours, after the information has been disseminated to the public through such means, before trading for his or her Personal Account or a Company Account.

3.)	Penalties for Insider Trading

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violative conduct. Penalties include:

•	civil injunctions

•	disgorgement of profits

•	imprisonment (up to 10 years) for each violation

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited or the benefit accrued to a tippee of that person, and

•	fines for the employer or other controlling person (i.e., supervisors) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Events have shown how severe the penalties for insider trading can be and how becoming involved in insider trading can result not only in such things as fines and/or the loss of a person’s liberty, but can also destroy careers and families and cause public humiliation and disgrace. The late cases from the 1980s involving Ivan Boesky, Dennis Levine and the more recent cases involving Martha Stewart, the Galleon Hedge Fund, and Raj Rajaratnam are good examples.

Any violation of this Code of Ethics can be expected to result in sanctions by MetLife, including, but not limited to, such disciplinary action as a warning, a violation notice, probation, suspension, disgorgement, monetary fine, demotion or termination, even if the violation does not also violate the law.

4.)	Making a Determination

Any question as to what constitutes material nonpublic information should be resolved in the most conservative fashion (i.e., that the information in question is deemed to be material nonpublic information) or the question should be referred to the Investments Law Department and/or the Investments Compliance Department (the “Investments Compliance”) for a ruling.

Before trading for a Company Account or a Personal Account in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is the information such that an investor would consider it important in making an investment decision? Would the information substantially affect the market price of the securities if generally disclosed?

And

Is the information nonpublic? To whom has the information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal, The New York Times or another publication of general circulation, including online communications?

If, after consideration of the foregoing, you have any questions as to whether the information is material and nonpublic, you should consult the Investments Law Department and/or Investments Compliance.

5.)	Procedures

A.	Proper Course of Conduct for Those Who Possess Material Nonpublic Information

1.	If you have determined that information in your possession may be material and nonpublic you should (a) not purchase or sell the affected Securities on behalf of yourself or others, including purchases or sales for any Company Accounts or Personal Accounts, (b) notify the Investments Law Department and/or Investments Compliance immediately regarding the appropriate course of action, and (c) refrain from discussing such information with any other person at MetLife or any of its Affiliates except in connection with your duties as an Associate.

2.	In addition, if the material nonpublic information was obtained in the course of your association with MetLife, you should:

(i)

Identify the issuer or issuers of the securities about which such material nonpublic information relates and notify Investments Compliance that such issuer or issuers may need to be placed on the MetLife Restricted Issuer List (the

“Restricted List”) (see below). Since no one other than Investments Compliance maintains a complete and current Restricted List, it is extremely important that Investments Compliance be contacted in this regard.

(ii)	Not communicate the material nonpublic information except to other Associates or agents of MetLife or its Affiliates who need to know about such information in connection with work being performed on behalf of MetLife. When communicating material nonpublic information becomes necessary, you should inform the recipient of the confidential nature of such information and notify Investments Compliance of the identity of the recipients.

Access to material nonpublic information must be restricted. For example, files containing such information should be securely maintained in one’s own office or placed in limited access files within the files of one’s unit or department, and access to computer files containing such information must be restricted or specially coded to prevent and detect any improper use of such material.

3.	As long as the information you possess remains material and nonpublic, you must comply with the provisions outlined in this Code of Ethics. Thereafter, (i) to the extent an issuer’s name was placed on the Restricted List or the Watch List (see below), you should notify Investments Compliance that removal of such issuer may be appropriate and, (ii) you will be free to trade on and communicate the relevant information (subject to any other applicable restrictions contained elsewhere in this Code of Ethics) after being advised by Investments Compliance that such issuer has been removed from the Restricted List or Watch List. Those persons with access to the Restricted List and/or Watch List will be notified of the removal of any issuers from such lists. Please note that it is as important for you to notify Investments Compliance when an issuer should be deleted from the Restricted List or Watch List as it is to notify Investments Compliance when an issuer needs to be added to the Restricted List or Watch List.

4.

When you acquire material nonpublic information outside the course of your employment, you should not disclose it to anyone at MetLife, including your Unit Head, manager, or Investments Compliance. Consequently, the name of the issuer will not be placed on the Restricted List. Nevertheless, you are still prohibited from buying or selling, on behalf of a Company Account or Personal Account, any Security issued by any such issuer, and from making any investment recommendations to advisory clients on the basis of such material nonpublic information.

B.	Restricted Issuer Lists

In order to comply with the federal securities laws and to detect and prevent both the misuse of material nonpublic information as well as the appearance of impropriety in connection with securities transactions, Investments Compliance maintains two confidential Restricted Lists containing the names of companies about which MetLife, its Affiliates, or any of their Associates possess material nonpublic information. One list contains the names of all companies about which MetLife has material nonpublic information and that issue Securities that are either public, about to be public, or 144A Securities. The second list contains the names of companies about whom MetLife has material nonpublic information and that do not have a class of publicly issued securities. These Restricted Lists identify issuers that are subject to certain trading restrictions.

An issuer may be placed on the Restricted List on any occasion where, under the particular facts and circumstances, it is deemed necessary and appropriate to restrict trading in order to prevent the misuse of material nonpublic information. The private company list is used to ensure that MetLife does not have an informational advantage in connection with a purchase or sale of a private security in the secondary market. An issuer’s name is deleted from the Restricted List when, in the judgment of Investments Compliance and Investments Legal, MetLife or its Affiliates no longer possess material nonpublic information about the issuer or its securities.

For the period during which an issuer is listed on the Restricted List, neither the Investments Department nor any of its Access Persons may buy or sell, solicit trades in, or recommend a Security of that issuer.

Investments Compliance maintains a record of each addition to or deletion from the Restricted List. This record reflects the date the Issuer was added to or deleted from the Restricted List, the name(s) of the person(s) responsible for the addition to or deletion from the Restricted List, and a brief summary of the reasons for the inclusion or deletion. On a periodic basis, Investments Compliance will reach out to the individual who requested an Issuer be added to the Restricted List to confirm that the issuer should remain on the Restricted List.

The Restricted List itself is confidential information, and therefore, will not be widely distributed. Access to the Restricted List must be approved by Investments Compliance. Associates with access to the Restricted List should not share it with anyone who has not been approved by Investments Compliance. Investments Compliance will generally only approve access to Associates who (1) trade in Securities that are likely to be on the Restricted List, (2) monitor compliance with the Restricted List and its policies and procedures, or (3) supervise such associates. Investments Compliance will also assess whether the Associate has frequent or urgent need for access or it would be a significant inconvenience for the Associate to obtain the information from other sources.

C.	Watch List

Investments Compliance also maintains a Watch List for those issuers about which MetLife, its Affiliates, or any of their Associates may, as a result of a special relationship or otherwise, appear to be in the position of having sensitive information, even though no employee actually has material nonpublic information. Thus, for example, Investments Compliance will list the issuer on whose board a MetLife Executive Group member sits. Investments Compliance will also place names of issuers with whom MetLife or its Affiliates has contractually restricted itself from trading Securities above a certain threshold.

For the period during which an issuer is listed on the Watch List, the Investments Department and its Access Persons are prohibited from buying or selling, soliciting trades in, or recommending a Security of that issuer. If an Access Person wishes to trade for a Company Account in the Securities of an issuer on the Watch List, such Access Person must first request a waiver from Investments Compliance. Investments Compliance will, in turn, check with the Executive Group member to determine if that person possesses material nonpublic information with respect to the applicable Security. If that person does not, Investments Compliance may permit the Access Person to trade in the name for a limited period of time, on a case by case basis. Similarly, in the case of a self-imposed contractual trading restriction, Investments Compliance will check the applicable contract to determine whether the purchase or sale desired by the Access Person fits within the contractual trading limitations and will advise the Access Person accordingly.

SECTION II

Personal Trading Policies and Procedures

1.)	Introduction

MetLife has several levels of reporting and monitoring requirements with respect to personal securities transactions based on the nature of an Associate’s duties and responsibilities at MetLife and its Affiliates and the assessed likelihood of the Associate having access to material nonpublic information in the course of his/her employment. This section sets forth the Personal Trading Policies and Procedures that apply to MetLife Investments Department Access Persons, as defined herein (hereinafter “Access Persons”). Access Persons may be subject to other Codes of Ethics or personal trading reporting requirements and are required to comply with all such policies and procedures in addition to this Investments Department Code of Ethics.

Investments Compliance will assist Access Persons in interpreting this Code of Ethics. All Access Persons should direct any questions concerning any provision of this Code of Ethics to Investments Compliance.

2.)	Access Person

The Investment Advisers Act of 1940, as amended (the “Advisers Act”) defines “Access person” as any supervised person of the investment adviser who (a) has access to nonpublic information regarding any advisory clients’ purchases or sales of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (b) is involved in making securities recommendations to advisory clients, or has access to such recommendations that are nonpublic.

Each Investments Department Associate or non-Investments Department Associate, wherever such person may be located, who is involved in the investment advisory activities of MLIA, LCP or any other Company investment activities, or who has access to portfolio holdings information or recommendations as set forth above, shall be considered an Access Person of MLIA and LCP. This includes any MetLife employee who has full data access to the Blackrock Aladdin Trading System, IDEAS data warehouse, EDW data warehouse, PAM, Investran or Murex. Investments Compliance will advise those persons who are considered Access Persons that they are subject to these personal trading policies and procedures.

All Access Persons are required to pre-clear their Personal Securities transactions, file Quarterly Transaction Reports, Initial and Annual Holdings Reports, and complete an annual certification of compliance with the Code of Ethics. Access Persons are restricted from participating in any US equity initial public offering, are subject to a blackout period for certain transactions as described below, and are prohibited from generating short-swing profits on transactions in MetLife, Inc. and other securities as described below. Failure to file a required report within the time period provided or to adhere to any provision of this Code of Ethics will constitute a violation of this Code of Ethics and will subject the violator to a range of penalties, up to and including termination.

A.	Reporting and Disclosure

1.	Initial and Annual Holdings Reports

Within ten (10) days of becoming an Access Person, each Access Person must deliver, through FIS Global Personal Trading Assistant (“PTA”), if able, or otherwise in writing to Investments Compliance, an Initial Holdings Report which includes information on the Access Persons’ and Family Members’ Reportable Accounts and all Reportable Securities within those accounts as of a date no more than 45 days prior to the date the person becomes an Access Person. Once all of the accounts and securities have been reported, the Access Person must submit the certification attesting to his or her continued compliance with the Code of Ethics.

Thereafter, on or before January 31, of each calendar year, each Access Person shall send to Investments Compliance, using PTA or in writing, an Annual Holdings Report showing all Reportable Accounts and Reportable Securities of which the Access Person or a Family Member of the Access Person has Beneficial Ownership as of December 31 of the preceding calendar year. Each Access Person shall update the Annual Holdings Report annually through PTA, if able, or otherwise in writing to Investments Compliance. The Access Person shall deliver the Annual Holdings Report to Investments Compliance or mail it to MetLife, Attention: Investments Compliance, One MetLife Way, Whippany, New Jersey 07981.

The following information will be included in the Initial and Annual Holdings Reports:

•	Date the report is submitted.

•	Name of the issuer of each Security and a description of the Reportable Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or other identifier, if applicable.

•	Number of shares and principal amount of each Reportable Security.

•	Listing of All Reportable Accounts.

•	Owner(s) of each Personal Account of the Access Person and each Family Member, if any.

•	Name, address and contact person’s name, address and telephone number for each Security Fiduciary with whom the Access Person or a Family Member maintains a Personal Account.

•	Name and signature of the Access Person.

All holdings should be updated to reflect the following types of transactions that occurred during the year so that the Annual Holdings Report accurately reflects your positions as of year-end:

•	Inheritance – Securities acquired through inheritance.

•	Gifts – Securities acquired or disposed of by gift, including charitable dispositions.

•	Tender or Exchange Offers – Acquisitions and dispositions of Securities pursuant to a tender offer or exchange offer.

•	Stock Options – Acquisitions and dispositions of Securities in connection with stock option transactions.

•	Stock Splits or Similar Non-Volitional Acquisitions – The acquisition of additional Securities through stock splits, exercises of rights and exchanges or conversions affecting Securities previously owned; and any decrease in Securities owned on account of a reverse stock split.

2.	Quarterly Transactions Report

Each Access Person must report on a quarterly basis each acquistion or disposition of a Security made during the quarter in which the Access Person or a Family Member of the Access Person has any direct or indirect Beneficial Ownership. As to all purchases and sales of Securities reported as provided in this Code of Ethics, PTA will generate a Quarterly Transaction Report due from each Access Person. Each Access Person must sign (either electronically or manually), within fifteen (15) days after the end of each calendar quarter, and deliver a Quarterly Transaction Report to Investments Compliance, regardless of whether the Access Person or any Family Member made any reportable purchases or sales during the quarter.

The Quarterly Transaction Report shall contain the following information:

•	Full Title of Security

•	Date of Transaction

•	Nature of transaction (buy, sell, donation, exercise)

•	Number of shares (or principle amount as to debt Securities)

•	Price per share or bond at which transaction was effected

•	Total purchase price or sale amount

•	Name of Security Fiduciary through which the transaction was effected, if applicable

•	Listing of all Reportable Accounts

•	Owner(s) of the Personal Account, if any

•	Period covered by the report

•	Name and signature of the Access Person

3.	Acknowledgements

Each Supervised Person will receive a copy of this Code of Ethics (including any amendments), and shall acknowledge, through PTA, if able, or otherwise in writing to Investments Compliance (see Appendix B), within thirty (30) days of receipt of this Code of Ethics (including any amendments), that the Supervised Person has read this Code of Ethics and agrees to comply with its provisions.

In addition, each Access Person must acknowledge, through PTA, if able, or otherwise in writing to Investments Compliance, within thirty (30) days after the end of each calendar year, that the Access Person has:

•	Read the provisions of this Code of Ethics.

•	Reported and pre-cleared, as required by the provisions of this Code of Ethics, all purchases and sales of Securities by such Access Person or any Family Member of the Access Person during such calendar year.

•	Reported all Securities, as required by the provisions of this Code of Ethics to be reported, acquired by such Access Person that were not otherwise pre-cleared by the System during such calendar year.

•	Reported all brokerage and custody or other accounts of the Access Person or any Family Member of the Access Person with each Security Fiduciary.

•	Reported the Beneficial Ownership of all Securities of the Access Person and each Family Member of the Access Person.

•	Complied with all provisions of this Code of Ethics.

B.	Pre-Clearance

All Access Persons are required to pre-clear personal securities transactions. PTA permits each Access Person to obtain prompt advice as to whether the Access Person or a Family Member of the Access Person may purchase or sell a Security. PTA compares all requested and actual personal acquisitions and dispositions2 of Securities by each Access Person and each Family Member of the Access Person with the Restricted List, previous broker confirms entered for purchases and sales by that Access Person and all purchases and sales of Securities by MetLife’s Investments Department in order to assist Investments Compliance in assessing whether such personal acquisitions or dispositions may involve the Access Person or a Family Member in potential front-running, trading on the basis of material non-public information, short-term trading or other potential violations of laws, regulations or rules applicable to the

[2]	Dispositions includes gifting shares. Acquisitions from inheritance or gifting do not require pre-clearance.

purchase or sale of Securities.

Each Access Person must request pre-clearance, before the Access Person or a Family Member of the Access Person may purchase or dispose of a Security (other than those set forth below under the caption “Exemptions”), either by using PTA or, if the Access Person is unable to access PTA, by contacting Investments Compliance by telephone, e-mail or writing. Investments Compliance will process and maintain records of all such pre-clearance requests. Telephone, e-mail or written requests will be handled on a case-by-case basis, and will be subject to the availability of access to PTA. Investments Compliance will promptly respond to telephone, e-mail or written requests for pre-clearance only if the Access Person cannot access PTA.

An Access Person or a Family Member of the Access Person may not purchase or dispose of a Security (other than those set forth below under the caption “Exemptions”), unless the Access Person has first provided the following information, as applicable, and obtained pre-clearance from PTA or Investments Compliance, prior to directly or indirectly initiating, or in any way participating in, the purchase or disposition of such Security:

•	Name of issuer of the Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or other identifier, if applicable.

•	Nature of transaction (buy, sell, donation, exercise, etc.).

•	Whether the transaction involves the purchase of an equity Security in an initial public offering.

•	Name of Security Fiduciary who will effect such purchase or sale.

•	Account Number.

•	Number of shares (or principal amount as to debt Securities).

•	If readily available, current price information of the Security.

•	Order type (market or limit order).

Obtaining pre-clearance does not relieve an Access Person from complying with all provisions of this Code of Ethics, including, but not limited to (a) the prohibition against purchases or sales of Securities while in possession of material non-public information and (b) the requirement that all acquisitions or dispositions comply with all applicable laws, regulations and rules, including, but not limited to, the prohibitions against front-running.

Please Note – PTA will deny a pre-clearance request if the requested transaction violates the minimum holding period requirement ONLY IF THERE IS A BROKER CONFIRM for the same security from the same account in the opposite direction from the proposed transaction within the past 30 or 60 days. For example, if a pre-clearance request to purchase shares of XYZ Corp. was entered on Day 1 and then a pre-clearance request to sell those same shares was entered on Day 2, unless a broker confirm was entered to reflect that the “buy” transaction pre-cleared on Day 1 was executed, PTA would approve the requested sale because the system would not be aware that the buy transaction was executed until a broker confirm is entered. If you have any questions about this, please contact personaltradinghelp@metlife.com.

If an Access Person is not granted pre-clearance for a trade by PTA, the Access Person may request a waiver from Investments Compliance. The Access Person may submit each such waiver request through PTA, if able, or otherwise in writing to Investments Compliance, describing fully the basis for requesting such waiver. Investments Compliance may grant or deny such waiver in his/her sole discretion.

1.	Effective Date of Pre-Clearance

In general, each pre-clearance is effective for 2 trading days only. If any transaction approved by a pre-clearance is not executed within that period, the Access Person must obtain a new pre-clearance before executing the transaction. However, a pre-clearance request for an open order (including, but not limited to, a limit order or stop loss order) is effective until the transaction subject thereto is completed. However, before making any change in the terms of the order, the Access Person must obtain a new pre-clearance.

2.	Approval of Pre-Clearance Request

PTA or Investments Compliance will pre-clear transactions that appear to (a) present no reasonable likelihood of harm to any Account, (b) not involve the use of material non-public information, and (c) not violate any trading restriction under this Code of Ethics or applicable law, regulation or rule.

PTA will maintain a record of each request and its approval or disapproval, and PTA or Investments Compliance will notify the requesting Access Person of each such approval or disapproval. For all requests made outside of PTA, Investments Compliance will confirm, in writing or by e-mail in a standard format, the approval or disapproval of each request. Investments Compliance will maintain the original form, and will send a copy to the requesting Access Person.

Hardship Exemptions. In rare situations where unique circumstances exist, hardship exemptions or exceptions may be granted, in the sole discretion of the Ethics Committee. The Ethics Committee will address such situations on a case-by-case basis.

C.	Prohibitions and Restrictions

1.	Blackout Period

Any Access Person who knows or has reason to believe that the MetLife Investments Department is purchasing, selling or actively negotiating with respect to a particular Security or other investment in an issuer (or guarantor) (e.g., the provider of a letter of credit for an issuer) of Securities (the “issuer”) may not trade the equity Securities of that entity for his or her Personal Account until five (5) days3 after any such purchase or sale by Investments without the approval of Investments Compliance.

2.	Initial Public Offering

Access Persons and Family Members of Access Persons may only acquire Beneficial Ownership in any US equity initial public offering after having received written approval from Investments Compliance. IPOs should be pre-cleared outside of PTA via email to Personaltradinghelp@metlife.com and will be reviewed and approved or denied by Investments Compliance. In considering a request for the purchase of an IPO, Investments Compliance will consider whether there is any apparent conflict of interest and whether the opportunity to participate is being given to the Access Person because of the Access Person’s position with MetLife. Access Persons who are also Associated Persons or Registered Representatives of a MetLife Broker Dealer are prohibited from investing in US equity IPOs.

3.	Private Placements

Access Persons and Family Members of Access Persons may only acquire Beneficial Ownership in any Security in a private placement after having received written approval from Investments Compliance. In considering a request for the purchase of a Security in a private placement, Investments Compliance will determine whether the private placement might be appropriate for a Company Account, and whether the opportunity is being given to the Access Person because of the Access Person’s position with MetLife.

An Access Person who receives approval to invest in a private placement of a Security and who, at a later date, anticipates participating in the investment decision process regarding the purchase of Securities of the issuer of that private placement on behalf of any Account must disclose, to Investments Compliance, the Access Person’s personal investment in the private placement before participating in the investment decision process on behalf of the Company.

Investments Compliance may revoke a pre-clearance any time after it is granted and before the transaction is executed. Investments Compliance may deny or revoke a request for any reason.

[3]	This five day black-out period does not apply to entities that have a total market capitalization of over $3 billion.

4.	Short-Term Trading

All MetLife, Inc. securities acquired in the open market must be held for a minimum period of 60 calendar days. Shares or other MetLife securities received as part of a performance award or restricted stock grant are NOT subject to the 60 day holding period requirement. All other Reportable Securities must be held for a minimum period of 30 calendar days. All Access Persons are prohibited from profiting from the purchase and sale or sale and purchase (within the same account) of the same or equivalent Security within 60 calendar days for MetLife securities or 30 calendar days for all other Reportable Securities. The mandatory holding period will be calculated from the date of the most recent transaction and does not include the trade date. Any profit realized from a trade in violation of this provision will be required to be disgorged and donated to a charitable organization.

This provision does not apply to transactions that are otherwise exempted from the reporting requirements as described in Section II(D) below.

Investments Compliance may, in his or her discretion, grant an exception to this prohibition for Access Persons whose Family Members’ livelihood depends upon the ability to trade securities without regard to a minimum holding period.

5.	Investment Clubs

Access Persons and Family Members of Access Persons may not form or participate in an investment club, unless the Access Person obtains an approval from Investments Compliance. After receiving such approval, the Access Person must pre-clear each purchase or sale of a Security by the investment club.

6.	MetLife Securities

Access Persons may not purchase Securities of MetLife, Inc. while in possession of material non-public information. In addition, Access Persons who have been notified by the Corporate Secretary’s office that they are part of the “Restricted Group” may not purchase MetLife Securities during certain blackout periods, which occur before and after the announcement of quarterly earnings. The MetLife, Inc. Insider Trading Policy also prohibits any MetLife employee from engaging in speculative transactions in MetLife, Inc. securities. This prohibition includes purchases and sales of options on MetLife common stock in the open market (this does not apply to compensation based stock option awards) or short selling MetLife shares.

D.	Exemptions

The following Securities are exempt from the pre-clearance, quarterly, initial and annual holdings reporting requirements:

•	Currencies and non-exchange traded Derivative Instruments related to currencies.

•	Systematic Investment Plans - acquisitions or dispositions of Securities pursuant to a systematic investment plan, including, but not limited to, a payroll deduction plan, non-discretionary purchases pursuant to an automatic dividend or interest reinvestment plan.

•	Discretionary Accounts - Purchases or sales of Securities in which an Access Person or a Family Member has Beneficial Ownership, if neither the Access Person nor the Family Member has any Control over such Securities because they are under the Discretionary Account management of another person, and (a) the Access Person completes a certification on PTA, if able, or otherwise in writing in substantially the form set forth in Appendix C.

Additionally, Investments Compliance, in its discretion, may grant case-by-case exceptions to any of the foregoing requirements, restrictions or prohibitions, except that Investments Compliance may not exempt any Transaction in a Security (other than an Exempted Security) from the Policy’s reporting requirements. Exemptions from the Policy’s prior notification and pre-clearance requirements and from the Policy’s restrictions on acquisitions in initial public offerings, short-term trading and trading during blackout periods will require a determination by the Ethics Committee that the exempted transaction does not involve a realistic possibility of violating the general principles described at the beginning of this Code of Ethics. An application for a case-by-case exemption, in accordance with this paragraph, should be made in writing to Investments Compliance.

E.	Reportable Funds

Advisers Act rules specifically exclude from the reporting requirements “shares issued by a unit investment trust that are invested exclusively in one or more open-end funds, none of which are reportable funds.” A “reportable fund” is any fund in which the adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls the adviser, is controlled by the adviser or is under common control with the adviser. MLIA acts as an investment adviser to the Brighthouse Funds Trusts I and II (“Brighthouse Funds”) pursuant to subadvisory agreements. When an individual purchases a Brighthouse variable insurance product, that person is essentially purchasing shares in the separate account, which is a unit investment trust registered under the Investment Company Act of 1940 (“1940 Act”). The separate account then invests in one of the available open-end funds, depending upon the underlying portfolios the client has selected. The Brighthouse Funds that MLIA is a subadviser for are available open-end funds on many of the Brighthouse variable products issued by Brighthouse Financial. Since the Brighthouse Funds are reportable funds, and the exclusion for shares issued by a unit investment trust is not available where one or more of the open-end funds is a reportable fund, MetLife Investments Department must require Access Persons to report their holdings of Brighthouse variable insurance products on their quarterly transaction reports and Annual Holdings Reports. Transactions in these mutual funds are NOT subject to pre-clearance requirements. Similarly, LCP is an adviser or subadviser to the following funds: (i) Community Development Fund; (ii) Nationwide Variable Insurance Trust; (iii) Nationwide NVIT Multi Sector Bond Fund, (iv) Transamerica Emerging Markets Debt Fund; (v) Principal Global Diversified Income Fund; (vi) Franklin K2 Long Short Credit Fund; (vii) Russell Investment Grade Bond Fund; (viii) Russell Short Duration Bond Fund; (ix) Russell Strategic Bond Fund; (x) Russell Core Bond Fund; (xi) SEI Ultra Short Duration Bond Fund; (xii) Long Duration Corporate Bond Fund; (xiii) Limited Duration Bond Fund; (xiv) Intermediate Duration Credit Fund; (xv) SEI Ultra Short Duration Bond Fund; (xvi) The Advisors’ Inner Circle Fund III; (xvii) Logan Circle Partners Core Plus Fund; and (xviii) Logan Circle Partners Multi-Sector Fixed Income Fund. As a result, investments in any of these funds are likewise reportable funds and all Access Persons must report their holdings and transactions in them.

F.	Special Treatment for MetLife, Inc. Stock and Options

There are a number of ways in which an Access Person or Family Member may own MetLife stock or options, some of which must be pre-cleared or otherwise reported in PTA.

•	Shares of MetLife that are acquired in the open market and are held in a brokerage account, in an account of a Family Member of an Access Person, or a trust or another account for which an Access Person is deemed to be a beneficial owner MUST be pre-cleared through PTA.

•	VESTED options to buy MetLife stock MUST be reported through PTA on an Initial and Annual Securities Holdings Report. Options that have not yet vested do not have to be reported until they are vested. After completing an Initial Holdings Report, additional shares that have vested are not subject to pre-clearance but should be reported on an Annual Holdings Report by adding or adjusting holdings.

•	MetLife shares acquired through a MetLife Performance Share or Restricted Stock Grant MUST be reported on an Initial and Annual Securities Holdings Reports. Shares acquired in this manner are not subject to pre-clearance but should be reported on the Annual Holdings Report by adding or adjusting holdings. Sales of shares acquired in this manner ARE required to be pre-cleared, however. These shares are NOT subject to the 60 day holding period requirement so if a pre-clearance request to sell these positions is denied on PTA due to the holding period requirement, please contact personaltradinghelp@metlife.com to have the denial overridden by Compliance.

•	Allocations to the MetLife Company Stock Fund in a SIP or Auxiliary SIP Account are NOT reportable through PTA and are NOT subject to the 60-day holding period requirement.

•	Shares of MetLife received through a Long Term Performance

Compensation Plan (“LTPCP”) award that have been deferred in accordance with the MetLife Deferred Compensation Plan for Officers into the MetLife Deferred Shares Fund are NOT reportable through PTA. These shares are NOT subject to the 60-day holding period requirement.

G.	Sanctions

Investments Compliance will review all purchases and sales of Securities reported by each Access Person, and compare each transaction with the Restricted List and purchases and sales of Securities by the Accounts. Compliance will investigate each alleged violation of this Code of Ethics, and, as a part of that investigation, will allow the Access Person an opportunity to explain why the violation did or did not occur. If Investments Compliance concludes that an Access Person has violated any provision of this Code of Ethics, Investments Compliance shall prepare a report of such violation including details of the investigation (“Violation Report”), and shall present the Violation Report to the Ethics Committee for evaluation and advice as to the penalty to be imposed.

The penalties for violating these personal securities transaction policies and procedures will vary in severity depending upon the nature of the violation. At a minimum, the penalties for certain violations shall be as follows:

Late filing

Failure to file an Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report by the due date without having received an extension in writing from Investments Compliance will result in an AVIP deduction of $100 USD per day for every day the filing is late. This value will be adjusted in certain jurisdictions based on the local economy and cost of living considerations. The percentage adjustment can be found in the chart located at Appendix C.

Transaction Violations:

Any violation that results in a financial gain to the Access Person will be reviewed and all profits will be ordered to be disgorged by making a charitable contribution regardless of whether it is the Access Person’s first violation or if there have been other previous violations;

In addition:

•	1st violation – a written violation notice will be sent to the Access Person with the specific details of the violation and a copy will be sent to the appropriate Senior Leadership Team member;

•	2nd violation – A monetary fine will be imposed as a deduction from the individual’s next AVIP incentive award, and a written notice with the specifics of the violation will be provided to the Access Person with a copy to the Access Person’s direct manager and Senior Leadership Team member. Monetary fines can range from $500 to $2,000[4]+ depending upon the Access Person’s grade level;

•	3rd + violation – Access Persons with ongoing and/or multiple violations will be referred to the Ethics Committee for further disciplinary action, including possible termination.

In addition to the above, Investments Compliance may recommend to the Ethics Committee further steps that should be taken to address any violation, including recommending to the Ethics Committee additional sanctions against the violator.

The Ethics Committee may impose such sanctions as it deems appropriate, including issuing a letter of censure, recommending that the Access Person’s performance rating and/or AVIP incentive award be further reduced, recommending re-training on the Code of Ethics, recommending that the Access Person’s personal trading activities be restricted, recommending that the Access Person be placed on probation, suspended, demoted or terminated. In addition, if the Access Person’s actions violate federal securities laws, MetLife may be required to report such violations to the SEC or other appropriate regulator. The securities regulator may bring civil and/or criminal charges against the Access Person. If convicted, a person may face:

•	a jail sentence (of up to 10 years) for each violation;

•	disgorgement of profits; and

•	fines of up to three times the profit gained or loss avoided.

In addition, MetLife may be subject to fines of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided for failing to properly supervise an Access Person.

3.)	Responsibilities of Ethics Committee

The Ethics Committee shall consist of the Chief Investment Officer (or his/her delegee), the Head of Investments Compliance, and the Head of Investments

[4]	Please Note: these values will be adjusted in certain jurisdictions based on cost of living and other local economy considerations. The chart at Appendix C reflects the percentage adjustment.

Human Resources. Compliance counsel will be available to provide advice and guidance to the Committee. The Ethics Committee will review each Violation Report and any other relevant information, and will, as deemed appropriate, impose sanctions on any Access Person who violates any provision of this Code of Ethics. The Ethics Committee will meet for the following reasons:

•	Review a periodic report prepared by Investments Compliance as to each Violation Report or any other compliance matters that occurred during the period.

•	Review proposals as to modifications to this Code of Ethics.

•	Review exemption requests.

•	Review and dispose of each appeal of a decision of Investments Compliance.

4.)	Information Security

MetLife will keep the personal Securities information (“Personal Trading Information” or “PTI”) of each Access Person and each Family Member of an Access Person confidential. Investments Compliance will implement the following security measures to maintain such confidentiality:

A.	Privacy

•	PTA will contain restrictions so that each Access Person may only access PTI on PTA as to the Personal Accounts of each Access Person and Family Members of each Access Person. However, the Ethics Committee, including Investments Compliance may use such PTI in order to carry out any and all aspects of this Code of Ethics.

•	The PTI may be provided to governmental agencies and regulators that request such information.

•	Investments Compliance will identify and maintain a list of specific persons who are authorized to have access to PTI for legitimate business purposes.

B.	Encryption

•	Where practicable, PTA will store electronic PTI in encrypted form to protect such information from disclosure to unauthorized persons.

C.	Physical Records

•	Investments Compliance will establish physical safeguards to protect PTI that is in hard copy form against disclosure, destruction, loss or damage due to potential environmental hazards, such as fire and water damage or technological failures.

D.	Information Security

•	Each Access Person will have access to PTA only with regard to that Access Person’s PTI (and PTI of related Family Members) through a single sign on to the My.MetLife.com workspace. Investments will restrict access to an Access Person’s files to persons having a need to know for purposes of enforcing and administering the provisions of this Code of Ethics and of applicable laws and regulations. The contents of such files will not be accessible by system administrators.

•	Servers used to gather and transmit personal data will be stored in a secure and environmentally controlled location.

•	PTA will be equipped with security audit capabilities to provide warnings of possible attacks or intrusions into PTA.

•	The security measures will be tested regularly by MetLife’s information security specialists and internal auditors.

5.)	Records and Information Management

Investments will maintain the following records for a period of not less than eight (8) years in accordance with MetLife’s Records and Information Management program:

•	A copy of this Code of Ethics and each amendment hereto.

•	A record of each violation of any provision of this Code of Ethics or of federal securities laws and each action taken by Investments Compliance and/or the Ethics Committee in response to such violation.

•	Copies of the reports and pre-clearance history as to each Access Person and each Family Member of an Access Person.

•	A record of all written acknowledgements of receipt of this Code of Ethics and amendments for each person who is currently, or within at least the past five years was, a Supervised Person.

•	Lists of the names of persons who are currently, or within at least the past five years were, Access Persons.

•	A record of any decision and supporting reasons for approving the acquisition by Access Persons of Securities.

•	A record of any decisions that grant Access Persons a waiver from or exception to this Code of Ethics.

•	A record of persons responsible for reviewing Access Persons’ reports currently or during at least the last five years.

6.)	Amendments

Investments Compliance may amend this Code of Ethics from time to time with the approval of the MLIA or LCP Chief Compliance Officer or his/her designee. Investments Compliance will promptly communicate all material amendments to all Supervised Persons and will receive acknowledgements of such amendments from all Supervised Persons.

7.)	Review of Procedures

This Code of Ethics will be reviewed no less frequently than annually, and appropriate revisions to it will be made from time to time as dictated or suggested by guidelines promulgated by the SEC, developments in the law, questions or interpretations and practical experience with application of the procedures contemplated by this Code of Ethics.

A.	Overall Supervision

Overall responsibility for supervision and implementation of the programs and procedures described in this Code of Ethics rests with Investments Compliance. Investments Compliance has the authority to expand the certification and personal securities transactions reporting requirements to any Associate or group of Associates of MetLife on a temporary or permanent basis. In addition, failure by any Access Person to comply with any of the reporting requirements specifically imposed by this Code of Ethics upon him or her, including the filing of false information, is considered a violation of the Code of Ethics and may subject the Access Person to sanctions including possible termination.

B.	Consultation

Compliance with applicable laws and with the Investments Department’s policies described in this Code of Ethics and MetLife’s Guide to Insider Trading or any other Investments or MetLife policy or procedure with respect to insider trading, is the responsibility of each MetLife Associate. Interpretative questions may arise, such as whether certain information is material or nonpublic, or whether the restrictions on trading in securities set forth in this Code of Ethics are applicable in a given situation. Investments Compliance should be contacted with any questions concerning this Code of Ethics.

APPENDIX A

Definitions

As used in this Code of Ethics, the following capitalized terms shall have the indicated meanings, and such meanings shall apply equally to the singular and plural forms of such terms.

1.	“Access person” means: Any Supervised Person of MetLife who (a) has access to nonpublic information regarding any MLIA or LCP advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (b) is involved in making securities recommendations to MLIA or LCP advisory clients, or has access to such recommendations that are nonpublic.

2.	“Affiliate” means each corporation or other entity directly or indirectly controlled by MetLife, Inc.

3.	“Annual Holdings Report” means the written or electronic list prepared by an Access Person and delivered to Investments Compliance on or before January 31 of each calendar year.

4.	“Associate” means any partner, officer, director, or manager of MetLife, MLIA, MLIC, LCP or any other Affiliate (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with MetLife, or any employee of MetLife.

5.	“Beneficial Ownership” means the ownership of a Security, by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a Direct Pecuniary Interest or an Indirect Pecuniary Interest in such Security. Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or transaction affecting a Security. A person has a Direct Pecuniary Interest in each Security (a) held in that person’s name or in the name of any nominee for, or Personal Account of, that person, or (b) as to which a person, by contract, arrangement, power of attorney, understanding, relationship or otherwise has Control.

A person has an Indirect Pecuniary Interest in each Security (a) owned by or Controlled by (i) a Family Member, (ii) a general or limited partnership of which a person or a Family Member is a general partner or which is Controlled by such person or Family Member, (iii) a corporation, limited liability company or similar entity Controlled by an Access Person or a Family Member, or (iv) a trust, an estate or another custodial or other similar relationship of which the Access Person or a Family Member has the right to purchase or sell through the exercise or conversion of any Derivative Instrument, whether or not presently exercisable or convertible.

6.	“Company Account” means any account owned, managed or controlled by MLIA, LCP, MLIC or any of their Affiliates.

7.	“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the disposition or voting of a Security, whether through ownership, by Contract or otherwise. “Control” includes the terms “Controlling” or “Controlled”.

8.	“Derivative Instrument” means an agreement, option, contract, instrument or series or combination thereof

(a)	to make or take delivery of, or assume or relinquish, a specified amount of one or more underlying interests, or to make a cash settlement in lieu thereof, or

(b)	that has a price, performance, value or cash flow based primarily on the actual or expected price, level, performance, value or cash flow of one or more underlying interests. “Derivative Instruments” include caps, collars, floors, forwards, futures, options, stock appreciation rights, straddles, swaps, warrants and other Securities related to the value of other Securities and any other agreements or instruments substantially similar thereto or any series or combination thereof.

9.	“Discretionary Account” means a Personal Account as to which a representative of a Security Fiduciary has complete authority to enter into purchases or sales of Securities on behalf of the person who has Beneficial Ownership of the Personal Account without first seeking the permission of such person to make such purchase or sale. A Personal Account becomes a Discretionary Account when such person has given the Security Fiduciary as to such Account, written authority to make investment decisions and purchase and sell Securities for such account. A Discretionary Account allows the Security Fiduciary for such account, in such Fiduciary’s discretion, to decide (a) when to buy or sell Securities, (b) what Securities to buy or sell, and (c) the price to pay or receive for Securities bought or sold for such account.

10.	“Ethics Committee” means a committee comprised of the Chief Investment Officer (or his/her designee), the head of Investments Compliance and the head of Investments Human Resources. Investments Compliance Counsel provides advice and guidance to the Committee.

11.

“Family Member” means an Access Person’s spouse, domestic partner, child, step-child, grandchild, parent, step-parent, grandparent, sibling, or in-law, but only if any such person is living in the Access Person’s same household or is economically dependent upon the Access Person and any other person whose investments are directly or indirectly Controlled by the Access Person. Family Member also includes, but is not limited to, any unrelated person who resides with and is economically dependent upon, or whose investments are directly or indirectly Controlled by, the Access Person, such as a “significant other”.

12.	“Initial Holdings Report” means the written or electronic list prepared and delivered to Investments Compliance by a new Access Person within 10 days of becoming an Access Person.

13.	A “Personal Account” means an account or any retirement, savings, investments, deferred compensation or other benefit or compensation plan for the purchase, sale or ownership of Securities, with a Security Fiduciary, of which an Access Person or a Family Member has Beneficial Ownership.

14.	“Quarterly Transaction Report” means the written or electronic report prepared by all Access Persons within 30 days of each quarter end. The Quarterly Transaction Report lists all securities transactions which occurred during the previous quarter and must be completed and delivered to Investments Compliance whether or not there were reportable transactions for the quarter.

15.	“Reportable Account” includes all Personal Accounts for which an Access Person or a Family Member has Beneficial Ownership but does NOT include directly held mutual fund accounts, employer-sponsored 401(k) or other retirement accounts or employee savings accounts or any bank account unless such account is eligible to purchase general securities.

16.	“Reportable Securities” shall have the meaning set forth in Section 2(1) of the Securities Act of 1933 as amended, except that it shall NOT include (i) shares of registered open-end investment companies issued or sponsored by organizations not affiliated with MetLife, (ii) money market instruments, (iii) futures, (iv) commodities, (v) securities that are direct obligations of the U.S. government or any sovereign entity, (vi) bankers acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by Investments Compliance. Any prohibition or reporting obligation relating to a security shall apply equally to any option, warrant or right to purchase or sell such security and to any security convertible into or exchangeable for such security. Any question about whether a particular instrument is or is not a “Reportable Security” should be referred to Investments Compliance.

17.	“Restricted List” means the MetLife Global Restricted Issuer List, which is a confidential list maintained by Investments Compliance that includes names of issuers about which MetLife or its Affiliates or Associates possess material nonpublic information.

18.	“Security” shall have the meaning set forth in Section 2(1) of the Securities Act of 1933 as amended

19.	“Security Fiduciary” means any broker, bank, trust company, investment adviser, investment manager, counterparty or other similar entity.

20.	“FIS PTA” means the FIS Personal Trading Assistant System used by Access

Persons for pre-clearing and reporting personal securities transactions.

21.	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of MetLife, or other person who provides investment advice on behalf of MetLife Investments and is subject to the supervision and control of MetLife.

22.	“Watch List” means that list maintained by Investments Compliance which includes names of issuers about which certain persons within MetLife may, as a result of a special relationship or otherwise, appear to or actually possess material nonpublic information, together with the names of those persons.

23.	“144A Securities” refers to privately placed securities that are qualified for distribution under Rule 144A of the Securities Act of 1933, as amended. Rule 144A Securities have more liquidity than traditional private placements and trade among Qualified Institutional Buyers more like publicly traded securities.

APPENDIX B

Sample Letter to Broker Regarding Discretionary Account

Date

[Name of Security Fiduciary]

[Address of Security Fiduciary]

Dear

I am an Access Person of MetLife Investment Advisors, LLC (“MLIA”) and/or Logan Circle Partners, L.P. (“LCP”) and am obliged to comply with the MetLife Investments Department Code of Ethics (“Code of Ethics”) as to my personal investing activities. As such, I would like to confirm with you, as investment adviser/manager for my Account(s) (A/C #                     ), the manner in which my assets are to be invested and the degree of communication which you and I will have with respect to such Account (s).

This is to confirm that I must not be (a) allowed to effect any transaction in or with such Account(s), and (b) consulted about, or have any input into or knowledge of, any transaction effected by you, as an investment adviser for such Account(s), as to any individual security prior to the execution of such transaction. I am permitted, consistent with the Code of Ethics, to discuss with you broad policy matters, such as overall investment strategies, asset allocation by broad categories, tax matters such as tolerance for gains and losses and cash disbursement requirements for tax purposes or otherwise.

Please sign in the space indicated below acknowledging your agreement with this arrangement and return the original to: MetLife, One MetLife Way, Whippany, NJ 07981Attn: Investments Compliance, with a copy to me.

Thank you for your assistance.

Sincerely,

[Reporting Person]

The foregoing is accepted and agreed to:

[Name of Security Fiduciary]

By:

Name:

Title:

Dated:

APPENDIX C

Country	% of US fine
Argentina	-30%
Bangladesh	-10%
Brazil	-20%
Bulgaria	-20%
Chile	-30%
China	-30%
Colombia	-10%
Cyprus	-45%
Czech Republic	-30%
Egypt	-5%
France	-60%
Greece	-30%
Hungary	-20%
India	-20%
Italy	-50%
Jordan	-20%
Kuwait	-60%
Lebanon	-35%
Malaysia	-30%
Mexico	-20%
Nepal	-5%
Oman	-60%
Poland	-30%
Portugal	-30%
Romania	-20%
Russia	-20%
Slovakia	-30%
Spain	-45%
Turkey	-20%
Ukraine	-10%
Uruguay	-20%
Vietnam	-10%